Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, January 22, 2025

COMMERCE BANCSHARES, INC. REPORTS
FOURTH QUARTER EARNINGS PER SHARE OF $1.01

Commerce Bancshares, Inc. announced earnings of $1.01 per share for the three months ended December 31, 2024, compared to $.79 per share in the same quarter last year and $1.01 per share in the third quarter of 2024. Net income for the fourth quarter of 2024 amounted to $136.1 million, compared to $109.2 million in the fourth quarter of 2023 and $138.0 million in the prior quarter.

In announcing these results, John Kemper, President and Chief Executive Officer, said, “Our fourth quarter earnings were strong, reflecting our resilient balance sheet, diversified operating model, and well-controlled expenses.

“Net interest margin declined only one basis point to 3.49% in light of a declining rate environment. The repricing of our fixed-rate earning assets, coupled with lower deposit costs, largely offset lower variable rate loan yields. Additionally, growth in deposits and investment securities contributed to quarterly net interest income growth.

"Total non-interest income was 36.8% of total revenue. Trust fees were strong and experienced continued growth, up 14.6% over the same period last year.

"We continue to maintain ample levels of liquidity and capital, which positions us well moving into 2025. Book value per share increased 14.5% compared to the same period last year and our tangible common equity to tangible assets ratio grew 107 basis points to 9.92%.

"Credit quality remains excellent with non-accrual loans at .11% of total loans, flat when compared to the last two quarters.”

Fourth Quarter 2024 Financial Highlights:

•Net interest income was $266.6 million, a $4.3 million increase over the prior quarter. The net yield on interest earning assets decreased one basis point to 3.49%.

•Non-interest income totaled $155.4 million, an increase of $10.6 million over the same quarter last year.

•Trust fees grew $7.2 million, or 14.6%, compared to the same period last year, mostly due to higher private client fees.

•Non-interest expense totaled $235.7 million, a decrease of $15.5 million, or 6.2%, compared to the same quarter last year.

•Average loan balances totaled $17.1 billion, an increase of .3% compared to the prior quarter.

•Total average available for sale debt securities increased $475.7 million from the prior quarter to $9.1 billion, at fair value. During the fourth quarter of 2024, the unrealized loss on available for sale debt securities increased $204.2 million to $990.6 million, at period end.

•Total average deposits increased $588.1 million, or 2.4%, compared to the prior quarter. The average rate paid on interest bearing deposits in the current quarter was 1.87%.

•The ratio of annualized net loan charge-offs to average loans was .25% compared to .22% in the prior quarter.

•The allowance for credit losses on loans increased $1.9 million during the fourth quarter of 2024 to $162.7 million, and the ratio of the allowance for credit losses on loans to total loans was .95%, at December 31, 2024, compared to .94% at September 30, 2024.

•Total assets at December 31, 2024 were $32.0 billion, an increase of $503.0 million, or 1.6%, over the prior quarter.

•For the quarter, the return on average assets was 1.73%, the return on average equity was 15.97%, and the efficiency ratio was 55.8%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages nearly 160 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. Beyond the Midwest, Commerce also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids and wealth offices in Dallas, Houston, and Naples. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial and wealth offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	Dec. 31, 2024	Sep. 30, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
FINANCIAL SUMMARY
Net interest income	$266,647	$262,351	$248,421	$1,040,246	$998,129
Non-interest income	155,436	159,025	144,879	615,553	573,045
Total revenue	422,083	421,376	393,300	1,655,799	1,571,174
Investment securities gains (losses)	977	3,872	7,601	7,823	14,985
Provision for credit losses	13,508	9,140	5,879	32,903	35,451
Non-interest expense	235,718	237,600	251,254	951,229	930,982
Income before taxes	173,834	178,508	143,768	679,490	619,726
Income taxes	36,590	38,245	32,307	145,089	134,549
Non-controlling interest expense (income)	1,136	2,256	2,238	8,070	8,117
Net income attributable to Commerce Bancshares, Inc.	$136,108	$138,007	$109,223	$526,331	$477,060
Earnings per common share:
Net income — basic	$1.01	$1.02	$0.80	$3.88	$3.47
Net income — diluted	$1.01	$1.01	$0.79	$3.87	$3.46
Effective tax rate	21.19%	21.70%	22.83%	21.61%	22.00%
Fully-taxable equivalent net interest income	$268,935	$264,638	$250,547	$1,049,463	$1,006,677
Average total interest earning assets (1)	$30,628,722	$30,051,845	$31,340,958	$30,266,008	$31,823,935
Diluted wtd. average shares outstanding	133,686,588	134,394,825	136,088,738	134,688,401	136,575,226

RATIOS
Average loans to deposits (2)	68.45%	69.93%	67.69%	69.73%	66.31%
Return on total average assets	1.73	1.80	1.38	1.72	1.49
Return on average equity (3)	15.97	16.81	16.48	16.66	17.94
Non-interest income to total revenue	36.83	37.74	36.84	37.18	36.47
Efficiency ratio (4)	55.77	56.31	63.80	57.37	59.17
Net yield on interest earning assets	3.49	3.50	3.17	3.47	3.16

EQUITY SUMMARY
Cash dividends per share	$.257	$.257	$.245	$1.029	$.980
Cash dividends on common stock	$34,609	$34,794	$33,574	$139,503	$134,734
Book value per share (5)	$24.84	$25.62	$21.69
Market value per share (5)	$62.31	$56.57	$50.87
High market value per share	$72.75	$62.72	$54.05
Low market value per share	$54.01	$52.27	$38.96
Common shares outstanding (5)	134,152,172	134,797,835	136,684,850
Tangible common equity to tangible assets (6)	9.92%	10.47%	8.85%
Tier I leverage ratio	12.26%	12.31%	11.25%

OTHER QTD INFORMATION
Number of bank/ATM locations	243	244	257
Full-time equivalent employees	4,693	4,711	4,718
(1) Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2) Includes loans held for sale.
(3) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.
(5) As of period end.
(6) The tangible common equity ratio is a non-gaap ratio and is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2024.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Year Ended
	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
Interest income	$369,405	$372,068	$369,363	$358,721	$362,609	$1,469,557	$1,381,291
Interest expense	102,758	109,717	107,114	109,722	114,188	429,311	383,162
Net interest income	266,647	262,351	262,249	248,999	248,421	1,040,246	998,129
Provision for credit losses	13,508	9,140	5,468	4,787	5,879	32,903	35,451
Net interest income after credit losses	253,139	253,211	256,781	244,212	242,542	1,007,343	962,678
NON-INTEREST INCOME
Trust fees	56,345	54,689	52,291	51,105	49,154	214,430	190,954
Bank card transaction fees	47,807	47,570	47,477	46,930	47,878	189,784	191,156
Deposit account charges and other fees	25,480	25,380	25,325	24,151	23,517	100,336	90,992
Capital market fees	5,129	5,995	4,760	3,892	4,269	19,776	14,100
Consumer brokerage services	4,636	4,619	4,478	4,408	3,641	18,141	17,223
Loan fees and sales	2,874	3,444	3,431	3,141	2,875	12,890	11,165
Other	13,165	17,328	14,482	15,221	13,545	60,196	57,455
Total non-interest income	155,436	159,025	152,244	148,848	144,879	615,553	573,045
INVESTMENT SECURITIES GAINS (LOSSES), NET	977	3,872	3,233	(259)	7,601	7,823	14,985
NON-INTEREST EXPENSE
Salaries and employee benefits	153,819	153,122	149,120	151,801	147,456	607,862	584,063
Data processing and software	32,514	32,194	31,529	31,153	31,141	127,390	118,758
Net occupancy	13,694	13,411	12,544	13,574	13,927	53,223	53,629
Professional and other services	8,982	8,830	8,617	8,648	9,219	35,077	36,198
Marketing	5,683	7,278	5,356	4,036	6,505	22,353	24,511
Equipment	5,232	5,286	5,091	5,010	5,137	20,619	19,548
Supplies and communication	4,948	4,963	4,636	4,744	5,242	19,291	19,420
Deposit Insurance	3,181	2,930	2,354	8,017	20,304	16,482	33,163
Other	7,665	9,586	12,967	18,714	12,323	48,932	41,692
Total non-interest expense	235,718	237,600	232,214	245,697	251,254	951,229	930,982
Income before income taxes	173,834	178,508	180,044	147,104	143,768	679,490	619,726
Less income taxes	36,590	38,245	38,602	31,652	32,307	145,089	134,549
Net income	137,244	140,263	141,442	115,452	111,461	534,401	485,177
Less non-controlling interest expense (income)	1,136	2,256	1,889	2,789	2,238	8,070	8,117
Net income attributable to Commerce Bancshares, Inc.	$136,108	$138,007	$139,553	$112,663	$109,223	$526,331	$477,060
Net income per common share — basic	$1.01	$1.02	$1.03	$0.82	$0.80	$3.88	$3.47
Net income per common share — diluted	$1.01	$1.01	$1.03	$0.82	$0.79	$3.87	$3.46

OTHER INFORMATION
Return on total average assets	1.73%	1.80%	1.86%	1.48%	1.38%	1.72%	1.49%
Return on average equity (1)	15.97	16.81	18.52	15.39	16.48	16.66	17.94
Efficiency ratio (2)	55.77	56.31	55.95	61.67	63.80	57.37	59.17
Effective tax rate	21.19	21.70	21.67	21.93	22.83	21.61	22.00
Net yield on interest earning assets	3.49	3.50	3.55	3.33	3.17	3.47	3.16
Fully-taxable equivalent net interest income	$268,935	$264,638	$264,578	$251,312	$250,547	$1,049,463	$1,006,677
(1) Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2) The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of total revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Dec. 31, 2024	Sep. 30, 2024	Dec. 31, 2023
ASSETS
Loans
Business	$6,053,820	$6,048,328	$6,019,036
Real estate — construction and land	1,409,901	1,381,607	1,446,764
Real estate — business	3,661,218	3,586,999	3,719,306
Real estate — personal	3,058,195	3,043,391	3,026,041
Consumer	2,073,123	2,108,281	2,077,723
Revolving home equity	356,650	342,376	319,894
Consumer credit card	595,930	574,746	589,913
Overdrafts	11,266	4,272	6,802
Total loans	17,220,103	17,090,000	17,205,479
Allowance for credit losses on loans	(162,742)	(160,839)	(162,395)
Net loans	17,057,361	16,929,161	17,043,084
Loans held for sale	3,242	1,707	4,177
Investment securities:
Available for sale debt securities	9,136,853	9,167,681	9,684,760
Trading debt securities	38,034	42,645	28,830
Equity securities	57,442	57,115	12,701
Other securities	230,051	216,543	222,473
Total investment securities	9,462,380	9,483,984	9,948,764
Federal funds sold	3,000	10	5,025
Securities purchased under agreements to resell	625,000	475,000	450,000
Interest earning deposits with banks	2,624,553	2,642,048	2,239,010
Cash and due from banks	748,357	507,941	443,147
Premises and equipment — net	475,275	469,986	469,059
Goodwill	146,539	146,539	146,539
Other intangible assets — net	13,632	13,722	14,179
Other assets	837,288	823,494	938,077
Total assets	$31,996,627	$31,493,592	$31,701,061
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$8,150,669	$7,396,153	$7,975,935
Savings, interest checking and money market	14,754,571	15,216,557	14,512,273
Certificates of deposit of less than $100,000	996,721	1,113,962	930,432
Certificates of deposit of $100,000 and over	1,391,683	1,511,120	1,945,258
Total deposits	25,293,644	25,237,792	25,363,898
Federal funds purchased and securities sold under agreements to repurchase	2,926,758	2,182,229	2,908,815
Other borrowings	56	10,201	1,404
Other liabilities	443,694	609,831	462,714
Total liabilities	28,664,152	28,040,053	28,736,831
Stockholders’ equity:
Common stock	676,054	655,322	655,322
Capital surplus	3,380,370	3,154,300	3,162,622
Retained earnings	60,769	338,512	53,183
Treasury stock	(48,401)	(139,149)	(35,599)
Accumulated other comprehensive income (loss)	(758,911)	(576,904)	(891,412)
Total stockholders’ equity	3,309,881	3,432,081	2,944,116
Non-controlling interest	22,594	21,458	20,114
Total equity	3,332,475	3,453,539	2,964,230
Total liabilities and equity	$31,996,627	$31,493,592	$31,701,061

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
ASSETS:
Loans:
Business	$5,963,217	$5,966,797	$5,980,364	$5,873,525	$5,861,229
Real estate — construction and land	1,411,437	1,400,563	1,471,504	1,472,554	1,523,682
Real estate — business	3,636,026	3,580,772	3,666,057	3,727,643	3,644,589
Real estate — personal	3,047,494	3,047,563	3,044,943	3,031,193	3,027,664
Consumer	2,087,237	2,129,483	2,127,650	2,082,490	2,117,268
Revolving home equity	350,541	335,817	326,204	322,074	310,282
Consumer credit card	568,138	559,410	552,896	562,892	568,112
Overdrafts	5,628	5,460	4,856	7,696	5,258
Total loans	17,069,718	17,025,865	17,174,474	17,080,067	17,058,084
Allowance for credit losses on loans	(160,286)	(158,003)	(159,791)	(161,891)	(161,932)
Net loans	16,909,432	16,867,862	17,014,683	16,918,176	16,896,152
Loans held for sale	2,080	2,448	2,455	2,149	5,392
Investment securities:
U.S. government and federal agency obligations	2,459,485	1,888,985	1,201,954	851,656	889,390
Government-sponsored enterprise obligations	55,428	55,583	55,634	55,652	55,661
State and municipal obligations	831,695	856,620	1,069,934	1,330,808	1,363,649
Mortgage-backed securities	4,905,187	5,082,091	5,553,656	5,902,328	6,022,502
Asset-backed securities	1,570,878	1,525,593	1,785,598	2,085,050	2,325,089
Other debt securities	221,076	224,528	364,828	503,204	510,721
Unrealized gain (loss) on debt securities	(896,346)	(961,695)	(1,272,127)	(1,274,125)	(1,595,845)
Total available for sale debt securities	9,147,403	8,671,705	8,759,477	9,454,573	9,571,167
Trading debt securities	56,440	47,440	46,565	40,483	37,234
Equity securities	56,758	85,118	127,584	12,768	12,249
Other securities	222,529	217,377	228,403	221,695	222,378
Total investment securities	9,483,130	9,021,640	9,162,029	9,729,519	9,843,028
Federal funds sold	826	12	1,612	599	1,194
Securities purchased under agreements to resell	566,307	474,997	303,586	340,934	450,000
Interest earning deposits with banks	2,610,315	2,565,188	2,099,777	1,938,381	2,387,415
Other assets	1,701,822	1,648,321	1,651,808	1,715,716	1,797,849
Total assets	$31,273,912	$30,580,468	$30,235,950	$30,645,474	$31,381,030

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,464,255	$7,284,834	$7,297,955	$7,328,603	$7,748,654
Savings	1,281,291	1,303,675	1,328,989	1,333,983	1,357,733
Interest checking and money market	13,679,666	13,242,398	13,162,118	13,215,270	13,166,783
Certificates of deposit of less than $100,000	1,061,783	1,055,683	1,003,798	976,804	1,097,224
Certificates of deposit of $100,000 and over	1,451,851	1,464,143	1,492,592	1,595,310	1,839,057
Total deposits	24,938,846	24,350,733	24,285,452	24,449,970	25,209,451
Borrowings:
Federal funds purchased	121,781	206,644	265,042	328,216	473,534
Securities sold under agreements to repurchase	2,445,956	2,351,870	2,254,849	2,511,959	2,467,118
Other borrowings	1,067	496	838	76	179,587
Total borrowings	2,568,804	2,559,010	2,520,729	2,840,251	3,120,239
Other liabilities	375,463	405,490	399,080	410,310	421,402
Total liabilities	27,883,113	27,315,233	27,205,261	27,700,531	28,751,092
Equity	3,390,799	3,265,235	3,030,689	2,944,943	2,629,938
Total liabilities and equity	$31,273,912	$30,580,468	$30,235,950	$30,645,474	$31,381,030

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
ASSETS:
Loans:
Business (1)	5.86%	6.17%	6.11%	6.07%	5.91%
Real estate — construction and land	7.75	8.44	8.36	8.40	8.34
Real estate — business	6.01	6.28	6.26	6.26	6.18
Real estate — personal	4.17	4.10	4.04	3.95	3.85
Consumer	6.52	6.64	6.56	6.40	6.21
Revolving home equity	7.28	7.69	7.68	7.70	7.70
Consumer credit card	13.60	14.01	13.96	14.11	13.83
Overdrafts	—	—	—	—	—
Total loans	6.11	6.35	6.30	6.27	6.15
Loans held for sale	7.65	6.34	7.54	7.49	9.93
Investment securities:
U.S. government and federal agency obligations	3.86	3.68	5.04	2.08	2.32
Government-sponsored enterprise obligations	2.36	2.37	2.39	2.39	2.36
State and municipal obligations (1)	2.01	2.00	2.00	1.97	1.94
Mortgage-backed securities	2.17	1.95	2.09	2.19	2.05
Asset-backed securities	2.99	2.66	2.50	2.39	2.30
Other debt securities	2.11	2.07	2.01	1.93	1.85
Total available for sale debt securities	2.70	2.41	2.50	2.18	2.10
Trading debt securities (1)	4.26	4.52	4.95	5.30	5.05
Equity securities (1)	6.58	4.44	2.82	25.64	27.47
Other securities (1)	5.75	6.09	13.20	13.04	8.60
Total investment securities	2.80	2.52	2.75	2.44	2.27
Federal funds sold	5.78	—	6.74	6.71	6.65
Securities purchased under agreements to resell	3.57	3.53	3.21	1.93	1.64
Interest earning deposits with banks	4.78	5.43	5.48	5.48	5.47
Total interest earning assets	4.83	4.96	4.98	4.78	4.62

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.05	.07	.06	.06	.05
Interest checking and money market	1.63	1.74	1.73	1.69	1.57
Certificates of deposit of less than $100,000	3.91	4.17	4.22	4.20	4.21
Certificates of deposit of $100,000 and over	4.24	4.51	4.55	4.56	4.55
Total interest bearing deposits	1.87	2.00	1.99	1.97	1.93
Borrowings:
Federal funds purchased	4.71	5.38	5.42	5.42	5.40
Securities sold under agreements to repurchase	3.11	3.56	3.44	3.43	3.25
Other borrowings	3.36	4.81	3.84	—	5.45
Total borrowings	3.18	3.71	3.65	3.66	3.71
Total interest bearing liabilities	2.04%	2.22%	2.21%	2.21%	2.20%

Net yield on interest earning assets	3.49%	3.50%	3.55%	3.33%	3.17%
(1) Stated on a fully taxable-equivalent basis using a federal income tax rate of 21%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except ratios)	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$160,839	$158,557	$160,465	$162,395	$162,244	$162,395	$150,136
Provision for credit losses on loans	12,557	11,861	7,849	6,947	8,170	39,214	43,325
Net charge-offs (recoveries):
Commercial portfolio:
Business	335	114	622	23	96	1,094	3,104
Real estate — construction and land	—	—	—	—	—	—	(115)
Real estate — business	50	(7)	(8)	(141)	128	(106)	104
	385	107	614	(118)	224	988	3,093
Personal banking portfolio:
Consumer credit card	6,557	6,273	6,746	6,435	5,325	26,011	19,053
Consumer	3,237	2,759	1,804	1,983	1,903	9,783	6,248
Overdraft	470	464	521	557	588	2,012	2,766
Real estate — personal	8	128	79	24	(11)	239	(37)
Revolving home equity	(3)	(152)	(7)	(4)	(10)	(166)	(57)
	10,269	9,472	9,143	8,995	7,795	37,879	27,973
Total net loan charge-offs	10,654	9,579	9,757	8,877	8,019	38,867	31,066
Balance at end of period	$162,742	$160,839	$158,557	$160,465	$162,395	$162,742	$162,395
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$18,935	$17,984	$20,705	$23,086	$25,246

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.02%	.01%	.04%	—%	.01%	.02%	.05%
Real estate — construction and land	—	—	—	—	—	—	(.01)
Real estate — business	.01	—	—	(.02)	.01	—	—
	.01	—	.02	—	.01	.01	.03
Personal banking portfolio:
Consumer credit card	4.59	4.46	4.91	4.60	3.72	4.64	3.40
Consumer	.62	.52	.34	.38	.36	.46	.30
Overdraft	33.22	33.81	43.15	29.11	44.37	34.06	56.19
Real estate — personal	—	.02	.01	—	—	.01	—
Revolving home equity	—	(.18)	(.01)	—	(.01)	(.05)	(.02)
	.67	.62	.61	.60	.51	.63	.47
Total	.25%	.22%	.23%	.21%	.19%	.23%	.19%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.11%	.11%	.11%	.03%	.04%
Allowance for credit losses on loans to total loans	.95	.94	.92	.93	.94

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$101	$354	$504	$1,038	$3,622
Real estate — construction and land	220	—	—	—	—
Real estate — business	14,954	14,944	15,050	1,246	60
Real estate — personal	1,026	1,144	1,772	1,523	1,653
Revolving home equity	1,977	1,977	1,977	1,977	1,977
Total	18,278	18,419	19,303	5,784	7,312
Loans past due 90 days and still accruing interest	$24,516	$21,986	$18,566	$20,281	$21,864
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2024
For the quarter ended December 31, 2024, net income amounted to $136.1 million, compared to $138.0 million in the previous quarter and $109.2 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of lower non-interest income and net investment securities gains coupled with higher provision expense, partly offset by higher net interest income and lower non-interest expense. The net yield on interest earning assets decreased one basis point compared to the previous quarter to 3.49%. Average available for sale debt securities, at fair value, increased $475.7 million, while deposits, and loans increased $588.1 million and $43.9 million, respectively, over the prior quarter. For the quarter, the return on average assets was 1.73%, the return on average equity was 15.97%, and the efficiency ratio was 55.8%.

Balance Sheet Review
During the 4th quarter of 2024, average loans totaled $17.1 billion, an increase of $43.9 million compared to the prior quarter, and flat compared to the same quarter last year. Compared to the previous quarter, average balances of business real estate grew $55.3 million, while average consumer loans declined $42.2 million. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $21.9 million, compared to $22.6 million in the prior quarter.

Total average available for sale debt securities increased $475.7 million over the previous quarter to $9.1 billion, at fair value. The increase in debt securities was mainly the result of higher average balances of U.S. government and federal agency obligations, partly offset by lower average balances of mortgage-backed securities. During the 4th quarter of 2024, the unrealized loss on available for sale debt securities increased $204.2 million to $990.6 million, at period end. Also, during the 4th quarter of 2024, purchases of available for sale debt securities totaled $573.1 million with a weighted average yield of approximately 4.45%, and sales, maturities and pay downs of available for sale debt securities were $405.0 million. At December 31, 2024, the duration of the available for sale investment portfolio was 4.0 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $588.1 million this quarter over the previous quarter. The increase in deposits mostly resulted from growth of $437.3 million and $179.4 million in interest checking and money market deposit average balances and demand deposit average balances, respectively. Compared to the previous quarter, total average commercial, trust, and consumer deposits grew $503.0 million, $60.0 million, and $21.5 million, respectively. The average loans to deposits ratio was 68.5% in the current quarter and 69.9% in the prior quarter. The Company’s average borrowings, which included average customer repurchase agreements of $2.4 billion, increased $9.8 million to $2.6 billion in the 4th quarter of 2024.

Net Interest Income
Net interest income in the 4th quarter of 2024 amounted to $266.6 million, an increase of $4.3 million over the previous quarter. On a fully taxable-equivalent (FTE) basis, net interest income for the current quarter increased $4.3 million over the previous quarter to $268.9 million. The increase in net interest income was mostly due to higher interest income on investment securities and lower interest expense on deposits and borrowings, partly offset by lower interest income on loans and deposits with banks. The net yield (FTE) on earning assets decreased to 3.49%, from 3.50% in the prior quarter.

Compared to the previous quarter, interest income on loans (FTE) decreased $9.5 million, mostly due to lower average rates earned on most loan categories. The average yield (FTE) on the loan portfolio decreased 24 basis points to 6.11% this quarter.

Interest income on investment securities (FTE) increased $9.7 million compared to the prior quarter, mostly due to higher average balances and rates earned on U.S. government and federal agency securities. Interest income earned on U.S. government and federal agency securities included the impact of $176 thousand in higher inflation income from Treasury inflation-protected securities compared to previous quarter. Additionally, the Company recorded a $2.3 million adjustment to premium amortization at December 31, 2024, which increased interest income to reflect slower forward prepayment speed estimates on mortgage-backed securities. This increase was higher than the $286 thousand adjustment decreasing interest income in the prior quarter. The average yield (FTE) on total investment securities was 2.80% in the current quarter, compared to 2.52% in the previous quarter.

Compared to the previous quarter, interest income on deposits with banks decreased $3.7 million, mainly due to lower average rates. Interest earned on securities purchased under agreements to resell increased $873 thousand mostly due to higher average balances.

Interest expense decreased $7.0 million compared to the previous quarter, mainly due to lower average rates on deposits and borrowings, partly offset by higher average deposit balances. Interest expense on borrowings decreased $3.3 million due to lower average rates. Interest expense on deposits decreased $3.7 million due to lower average rates, partly offset by higher average balances. The average rate paid on interest bearing deposits totaled 1.87% in the current quarter compared to 2.00% in the prior quarter. The overall rate paid on interest bearing liabilities was 2.04% in the current quarter and 2.22% in the prior quarter.

Non-Interest Income
In the 4th quarter of 2024, total non-interest income amounted to $155.4 million, an increase of $10.6 million, or 7.3%, over the same period last year and a decrease of $3.6 million compared to the prior

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2024
quarter. The increase in non-interest income compared to the same period last year was mainly due to higher trust fees and deposit account fees. These increases were partly offset by a decrease of $1.8 million in fair value adjustments recorded on the company’s deferred compensation plan, which are held in a trust and recorded as both an asset and liability, affecting both other income and other expense. The decrease in non-interest income compared to the prior quarter was mainly due to lower gains on sales of real estate and lower deferred compensation adjustments, partly offset by higher trust fees and tax credit sales income.

Total net bank card fees in the current quarter decreased $71 thousand, or .1%, compared to the same period last year, and increased $237 thousand compared to the prior quarter. Net corporate card fees decreased $1.4 million, or 4.9%, compared to the same quarter of last year mainly due to lower fees, partly offset by lower rewards expense. Net merchant fees increased $383 thousand, or 6.8%, mainly due to higher fees. Net debit card fees increased $187 thousand, or 1.7%, while net credit card fees increased $718 thousand, or 20.3%, mostly due to higher interchange fees and lower rewards expense. Total net bank card fees this quarter were comprised of fees on corporate card ($26.2 million), debit card ($11.4 million), merchant ($6.0 million) and credit card ($4.3 million) transactions.

In the current quarter, trust fees increased $7.2 million, or 14.6%, over the same period last year, mostly resulting from higher private client fees. Compared to the same period last year, deposit account fees increased $2.0 million, or 8.3%, mostly due to higher corporate cash management fees, while capital market fees increased $860 thousand, or 20.1%, mostly due to higher trading securities income.

Other non-interest income decreased slightly compared to the same period last year primarily due to the deferred compensation adjustment previously mentioned, partly offset by higher tax credit sales income of $1.7 million. For the 4th quarter of 2024, non-interest income comprised 36.8% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $977 thousand in the current quarter, compared to gains of $3.9 million in the prior quarter and gains of $7.6 million in the 4th quarter of 2023. Net securities gains in the current quarter resulted from net fair value adjustments of $3.9 million on the Company’s portfolio of private equity investments. These net gains were partly offset by losses of $3.3 million on sales of available for sale debt securities.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $235.7 million, compared to $251.3 million in the same period last year and $237.6 million in the prior quarter. The decrease in non-interest expense compared to the same period last year was mainly due to lower deposit insurance expense, partly offset by higher salaries and employee benefits expense and higher data processing and software expense. The decrease in non-interest expense compared to the prior quarter was mainly due to lower marketing expense and a lower deferred compensation adjustment.

Compared to the 4th quarter of last year, salaries and employee benefits expense increased $6.4 million, or 4.3%, mostly due to higher full-time salaries expense of $3.0 million, incentive compensation of $2.7 million, and medical expense of $1.1 million. Full-time equivalent employees totaled 4,693 and 4,718 at December 31, 2024 and 2023, respectively.

Compared to the same period last year, deposit insurance expense decreased $17.1 million, mostly due to a $16.0 million accrual in the prior year of a one-time special assessment by the FDIC to replenish the Deposit Insurance Fund. Data processing and software expense increased $1.4 million compared to the same period last year due to higher costs for service providers.

Income Taxes
The effective tax rate for the Company was 21.2% in the current quarter, 21.7% in the prior quarter, and 22.8% in the 4th quarter of 2023. The decrease in the effective tax rate compared to the same quarter last year was mostly due to lower state and local income taxes.

Credit Quality
Net loan charge-offs in the 4th quarter of 2024 amounted to $10.7 million, compared to $9.6 million in the prior quarter, and $8.0 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .25% in the current quarter, and .22% in the previous quarter, and .19% in the same quarter of last year. Compared to the prior quarter, net loan charge-offs on consumer credit card and consumer loans increased $284 thousand and $478 thousand, respectively.

In the 4th quarter of 2024, annualized net loan charge-offs on average consumer credit card loans were 4.59%, compared to 4.46% in the previous quarter and 3.72% in the same quarter last year. Consumer loan net charge-offs were .62% of average consumer loans in the current quarter, .52% in the prior quarter, and .36% in the same quarter last year.

At December 31, 2024, the allowance for credit losses on loans totaled $162.7 million, or .95% of total loans, and increased $1.9 million compared to the prior quarter. Additionally, the liability for unfunded lending commitments at December 31, 2024 was $18.9 million, an increase of $951 thousand compared to the liability at September 30, 2024.

At December 31, 2024, total non-accrual loans amounted to $18.3 million, a decrease of $141 thousand compared to the previous quarter. At December 31, 2024, the balance of non-accrual loans, which represented .11% of loans outstanding, included business loans of $101 thousand, revolving

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2024
home equity loans of $2.0 million, personal real estate loans of $1.0 million, construction loans of $220 thousand, and business real estate loans of $15.0 million. Loans more than 90 days past due and still accruing interest totaled $24.5 million at December 31, 2024.

Other
During the 4th quarter of 2024, the Company distributed a 5% stock dividend on its common stock and paid a cash dividend of $.27 per common share, representing a 5.1% increase over the same period last year. The Company purchased 683,528 shares of treasury stock during the current quarter at an average price of $67.88.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company's Annual Report on Form 10-K.